DATED     20 November     2008

KRONOS SHIPPING I, LTD.
as Borrower

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
as Lender

LOAN AGREEMENT

relating to a pre- and post-delivery loan facility of
up to $30,000,000 to assist the finance,
construction and acquisition of hull number
MD2007-11-12 at Nantong Mingde Heavy Industry Stock Co., Ltd.
and a related guarantee facility of up to $16,320,000

/Holman fenwick willan logo/

INDEX

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE LOAN	10
3.	DRAWDOWN	11
4.	GUARANTEE FACILITY	12
5.	REPAYMENT	14
6.	PREPAYMENT	15
7.	INTEREST PERIODS	16
8.	INTEREST AND DEFAULT INTEREST	17
9.	PAYMENTS	18
10.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION	19
11.	ACCOUNTS OF THE LENDER	20
12.	APPLICATION OF RECEIPTS	20
13.	RETENTIONS	20
14.	CONDITIONS PRECEDENT	22
15.	SECURITY	23
16.	REPRESENTATIONS AND WARRANTIES	24
17.	UNDERTAKINGS OF THE BORROWER	28
18.	REVIEW OF INSURANCES	32
19.	VALUATIONS AND ASSET PROTECTION	32
20.	EVENTS OF DEFAULT	34
21.	FEES, EXPENSES AND INDEMNITIES	37
22.	CHANGES IN CIRCUMSTANCES	40
23.	INCREASED COST	42
24.	ILLEGALITY	43
25.	ASSIGNMENTS AND TRANSFERS	44
26.	SET-OFF	44
27.	MISCELLANEOUS	45
28.	FURTHER ASSURANCE	46
29.	NOTICES	46
30.	APPLICABLE LAW AND JURISDICTION	47
Schedule l - Form of Notice of Drawdown		50
Schedule 2 - Form of Issue Request		51
Schedule 3 - Conditions Precedent Documents and Evidence		52
Schedule 4 - Form of Bank Guarantee		55

THIS AGREEMENT is made on     20 November     2008

BETWEEN

(1)           KRONOS SHIPPING I, LTD. as Borrower; and

(2)           DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT as Lender.

WHEREAS

The Lender has agreed to make available to the Borrower:

(A)
a term loan facility of up to $30,000,000 for the purpose of providing pre- and post-delivery finance to be on lent by the Borrower to the Guarantor to assist the Guarantor in financing the purchase of the Vessel; and

(B)	a guarantee facility of up to $16,320,000 pursuant to which the Lender agrees to issue the Bank Guarantees to the Seller on behalf of the Borrower.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Recital, the following expressions shall have the following meanings:

"Accounts" means the Earnings Account and the Cash Collateral Account;

"Accounts Security" means a deed creating security in respect of the Cash Collateral Account to be executed by the Borrower in such form as the Lender may approve or require;

"Advances" means each part of the Loan advanced by the Lender to the Borrower under this Agreement;

"Applicable Margin" means 1.4% per annum;

"Appraised Market Value" means the value of the Vessel or the Building Contract determined in accordance with Clause 19;

"Approved Management Agreement" means any agreement for the time being in force between the Guarantor and the Approved Manager with respect to the management of the Vessel and which has been approved by the Lender;

"Approved Manager" means Bernhard Schulte Shipmanagement or any other company which the Lender may from time to time approve as the manager of the Vessel;

"Approved Manager's Undertaking" means the undertaking to be executed by the Approved Manager with respect to the management of the Vessel and the rights of the Lender in such form as the Lender may approve or require;

"Bank Guarantees" means the two separate guarantees each in the maximum principal amount of $8,160,000 to be issued by the Lender in favour of the Seller in respect of the Second Instalment and the Third Instalment in the form of the pro forma bank guarantee attached at Schedule 4;

"Bank Guarantee Liabilities" means all liabilities and obligations of the Lender under or pursuant to the Bank Guarantees or under or pursuant to any renewal, extension or variation of any Bank Guarantee;

"Banking Day" means a day (excluding Saturdays and Sundays) on which dealings in deposits in Dollars may be carried out in the London Interbank Market and on which banks and foreign exchange markets are open for business in London, Bremen and (if payment or other dealing is required to be made on that day) in New York City and (in the case of payment) the place to which such payment is required to be made;

"Borrower" means Kronos Shipping I, Ltd. an exempted company with limited liability incorporated in the Cayman Islands whose registered office is at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands;

"Breakage Costs" means, in the case of any prepayment of the whole or any part of the Loan on a day other than the last day of an Interest Period applicable to the whole of the amount prepaid, such amount as shall be certified by the Lender as being necessary to compensate the Lender for any loss (including, without limitation, loss of profit), penalty or expense incurred or to be incurred by the Lender on account of funds borrowed in order to make, fund or match the Loan (or any part thereof) and/or in connection with the Master Agreement;

"Builder" means Nantong Mingde Heavy Industry Stock Co., Ltd., a company incorporated in the People's Republic of China and whose principle office is Wujie Town, Tongzhou City, Jiangsu, the People's Republic of China;

"Building Contract" means the building contract dated 12 December 2007 as amended by addendum no. 1 and made between the Seller and the Guarantor relating to the construction of the Vessel and includes any variation or amendment to the same prior to the date of this Agreement;

"Cash Collateral Account" means the interest bearing bank account opened or to be opened in the name of the Borrower with the Lender and designated "Kronos Shipping I, Ltd. - Cash Collateral Account";

"Cash Collateral Deposit" means the aggregate amount of not less than $7,560,000 to be paid into and maintained until the Second Instalment has been paid by the Borrower to the credit of the Cash Collateral Account pursuant to Clause 13.4;

"Classification" means the classification DNV +1A1 Tanker for Chemicals ESP, Tanker for Oil Products ESP, CSR, S.G. 1.53 for No.s 1, 3, 5 Cargo Tanks and Slop Tanks (P&S), Nauticus (Newbuilding), BIS, SPM, E0 or such other classification as may from time to time be approved in writing by the Lender;

"Classification Society" means DNV or such other classification society as may from time to time be approved in writing by the Lender;

"Commitment Period" means the period commencing on the date of this Agreement and ending on the earlier of in respect of (i) the Loan, (a) 31 March 2012, (b) the Drawdown Date and (c) the date on which the Lender's obligation to make the Loan is cancelled and (ii) the Guarantee Facility, (a) the payment in full by the Guarantor of the Third Instalment under the Building Contract, (b) the Issue Date of the second Bank Guarantee and (c) the date on which the Lender's obligation to issue the Bank Guarantees are cancelled;

"Confirmation" means a Confirmation, exchanged or deemed exchanged, between the Lender and the Borrower as contemplated by the Master Agreement;

"Contract Price" means $41,413,000 as referred to in Article II of the Building Contract;

"Deed of Covenants" means the deed of covenants collateral to the Mortgage on the Vessel creating security in respect of the Vessel to be executed by the Guarantor in such form as the Lender (acting reasonably) may approve or require;

"Default Rate" means the annual rate of interest determined in accordance with Clause 8.3;

"Delivered Cost" means the total delivered cost of the Vessel being approximately $46,000,000 as verified to the Lender consisting of all costs incurred by the Guarantor in acquiring that Vessel and making her ready for sea including, without limitation, the cost of providing all buyer's supplies under the Building Contract, the costs of supervising the Vessel's construction, the costs of all financing fees and interest expense incurred in respect of the Vessel during her construction, the costs of any change orders and other upgrades made to the Vessel prior to her Delivery Date, the costs of all legal fees incurred in connection with the Vessel's construction and financing, the costs of provisioning the Vessel on or prior to her Delivery Date and the costs of transporting the Vessel's master, officers and crew to the Vessel;

"Delivery Advance" means an advance of the Loan to be made available in the maximum amount of $30,000,000 by the Lender to the Borrower in accordance with Clause 2.2.1 on the Delivery Date;

"Delivery Date" means the date on which the Vessel is delivered by the Seller to the Guarantor pursuant to the Building Contract;

"Dollars" (and the sign "$") means the lawful currency for the time being of the United States of America;

"Drawdown Date" means the Banking Day on which the Borrower specifies that it wishes the Loan to be advanced or (as the context requires) the date on which the Loan is actually advanced to the Borrower;

"Earnings" means all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the Guarantor at any time during the Security Period arising (whether in contract, tort or otherwise howsoever), directly or indirectly, out of the ownership, use or operation of the Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to the Guarantor in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of the Vessel, and all moneys (other than in respect of Insurances or Requisition Compensation) arising from a Total Loss, together with the benefit of any guarantee, indemnity or other security which may at any time be given to the Guarantor as security for the payment of such moneys;

"Earnings Account" has the meaning given to it in Clause l3.1;

"Encumbrance" means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of the Borrower or any other Obligor in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship;

"Environmental Approval" means any permit, licence, approval, ruling, exemption or other authorisation required under applicable Environmental Laws;

"Environmental Claim" means:

(a)
any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident

(and, in each such case, "claim" shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

"Environmental Incident" means:

(a)	any release, discharge, disposal or emission of Material of Environmental Concern from a Relevant Ship; or

(b)
any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship, or some other incident of navigation or operation, in either case where a Relevant Ship, any of the Obligors or the managers of the Relevant Ship is or are actually or allegedly at fault or otherwise liable (in whole or in part); or

(c)
any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where the Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where any of the Obligors or the managers of the Relevant Ship is or are actually or allegedly at fault or otherwise liable;

"Environmental Laws" means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements pertaining to pollution or protection of human health or the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

"Event of Default" means any of the events listed in Clause 20.1;

"Fifth Instalment" means the fifth instalment of the Contract Price to be paid by the Guarantor to the Seller under the Building Contract in the amount of $8,773,000 upon the Vessel's delivery thereunder;

"Financial Indebtedness" means any indebtedness in respect of:

(a)	moneys borrowed or raised and interest thereon;

(b)	any bond, bill of exchange, note, loan stock, debenture, commercial paper or similar security or instrument;

(c)	acceptance, documentary credit or guarantee facilities;

(d)	deferred payments for assets or services acquired;

(e)	rental payments so far as attributable to payment of capital under finance leases, whether in respect of land, buildings, machinery or equipment or otherwise;

(f)	payments under hire purchase contracts;

(g)	factored debts, to the extent that there is recourse;

(h)	guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts or obligations;

(i)	any interest or currency swap or any other form of derivative transaction;

(j)	guarantees, indemnities or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (i) inclusive above; and

(k)	amounts raised or obligations incurred under any other transaction having the commercial effect of any of the above;

"Flag State" means Norway or any state or territory in the European Union approved by the Lender, at the request of the Guarantor;

"First Instalment" means, the first instalment of the Contract Price paid by the Guarantor to the Seller under the Building Contract in the amount of $8,160,000 upon receipt of the Refund Guarantee;

"Fourth Instalment" means, the fourth instalment of the Contract Price to be paid by the Guarantor to the Seller under the Building Contract in the amount of $8,160,000 on launching of the Vessel;

"General Assignment" means the assignment of the Insurances, Earnings and Requisition Compensation of the Vessel to be executed by the Guarantor in such form as the Lender may approve or require;

"Guarantee" means the guarantee of the Borrower's obligations pursuant to this Agreement, to be executed by the Guarantor in such form as the Lender (acting reasonably) may approve or require;

"Guarantee Facility" means the guarantee facility in the sum of up to $16,320,000 made available to the Borrower by the Lender under this Agreement;

"Guarantor" means Anthos Shipping Co. Limited, a company incorporated in the Republic of Cyprus whose registered office is at 284 Arch., Makariou III, Fortuna Court, Block B, 2nd Floor, 3105 Limassol, Cyprus;

"Indebtedness" means any obligation for the payment or repayment of moneys, whether present or future, actual or contingent, sole or joint;

"Insurances" means all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of the Vessel or its Earnings or otherwise howsoever (as specified in greater detail in the Security Documents) and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

"Interest Date" means a date upon which interest is due and payable in accordance with Clause 7.1;

"Interest Period" means each period determined in accordance with Clause 7 or Clause 22, as the case may be;

"Interest Rate" means the annual rate of interest which is determined by the Lender in accordance with Clause 8.2 or Clause 22, as the case may be;

"Issue Date" means, in respect of a Bank Guarantee, the Banking Day on which the Borrower specifies that it wishes such Bank Guarantee to be issued or (as the context requires) the date on which such Bank Guarantee is actually issued to the Seller;

"Issue Request" means a notice in the form set out in Schedule 2;

"JXTTC" means Jiangxi Topsky Technology Co., Ltd. a company incorporated in the People's Republic of China with its registered office at N0.200 Zangqian Road, Nanchang City 330002, Jiangxi Province, the People's Republic of China;

"Lender" means Deutsche Schiffsbank Aktiengesellschaft, acting through its office at Domshof 17, 28195 Bremen, Federal Republic of Germany;

"LIBOR" means, in relation to an Interest Period or any other relevant period:

(a)
the rate per annum that appears on Telerate Page 3750 at or about 11.00 a.m. (London time) 2 London Banking Days before the commencement of that period for deposits in Dollars in an amount comparable with the amount of the Loan or part thereof or other relevant sum for a period equivalent to such period for delivery on the first Banking Day of such period; or

(b)
if no display rate is then displayed or if the Lender determines that no rate for a period comparable in duration with the relevant period is displayed on Telerate Page 3750 for Dollars, the arithmetic mean (rounded upwards to the nearest one sixteenth of one per cent (1/16%)) of the rates per annum quoted by the Lender to leading banks in the London Interbank Market at or about 11.00 a.m. London time 2 London Banking Days before the commencement of that period for the offering of deposits in Dollars of an amount comparable with the amount of the Loan or relevant part thereof or other relevant sum (as the case may be) at the commencement of such period for a period comparable with such period fixed for its duration;

and, for the purposes of this definition, "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or other such page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in Dollars);

"Loan" means the sum of up to $30,000,000 to be advanced by the Lender to the Borrower under this Agreement and, as the context may require, means the principal amount from time to time outstanding under this Agreement;

"Master Agreement" means any "Deutscher Rahmenvertrag (Rahmenvertrag fur Finanztermingeschäfte)" entered into between the Lender and the Borrower during the Security Period conducted at the sole discretion of the Lender, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement;

"Material of Environmental Concern" means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

"Mortgage" means the first priority statutory ship mortgage over the Vessel to be executed by the Guarantor in such form as the Lender may approve or require;

"Notice of Drawdown" means a notice in the form set out in Schedule 1;

"Obligor" means any party from time to time to any of the Security Documents, other than the Lender;

"Outstanding Indebtedness" means the aggregate of the Loan, the Bank Guarantee Liabilities, any Rahmenvertrag Liabilities, all interest accrued on the Loan and all other sums of money whatsoever from time to time due or owing actually or contingently to the Lender under or pursuant to the Security Documents;

"Permitted Encumbrance" means:

(a)	any Encumbrance created by or pursuant to the Security Documents; and

(b)
liens on the Vessel for crew's wages or salvage or otherwise arising in the normal course of trading and being regularly settled, the total amount of such lien or liens not to be material to the security created in favour of the Lender pursuant to the Security Documents in respect of the Vessel;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, lapse of time, determination of the Lender in accordance with the relevant provisions of this Agreement and the other Security Documents or satisfaction of any other condition would constitute an Event of Default;

"Pre-Delivery Advances" means the three (3) pre-delivery advances to be made available in the aggregate maximum amount of $16,920,000 by the Lender to the Borrower in accordance with Clause 2.2.1 and "Pre Delivery Advance" means any of them;

"Pre-Delivery Security Assignment" means the assignment of the Building Contract and the Refund Guarantee to be executed by the Guarantor in the agreed form;

"Rahmenvertrag Liabilities" means, at any relevant time, all liabilities of the Borrower to the Lender under or pursuant to the Master Agreement, whether actual or contingent, present or future;

"Refund Guarantee" means the irrevocable guarantee dated 11 April 2008 with reference number LGC5500800231 issued by the Refund Guarantor to the Guarantor as security for the Seller's refund obligations to the Guarantor under the Building Contract in respect of the pre-delivery Instalments paid or to be paid thereunder;

"Refund Guarantor" means Bank of China Limited, Jiangxi Branch, a company incorporated in the People's Republic of China with its registered office is at 1, Zhanqian Xi Lu, Nanchang, Jiangxi, 330002, the People's Republic of China;

"Relevant Ship" means the Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Obligor;

"Repayment Date" means each of the Banking Days upon which a Repayment Instalment is due and payable in accordance with Clause 5.3;

"Repayment Instalment" means each of the instalments of the Loan becoming due on a Repayment Date in accordance with Clause 5.1;

"Requisition Compensation" means all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

"Second Instalment" means, the second instalment of the Contract Price to be paid by the Guarantor to the Seller under the Building Contract in the amount of $8,160,000 following cutting of the first steel plate of the Vessel;

"Security Documents" means this Agreement, the Master Agreement, the documents specified in Clause 15 and any and every other document from time to time executed to secure, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Lender under this Agreement, the Master Agreement or any other Security Documents;

"Security Period" means the period from the date of this Agreement until the discharge of the security created by the Security Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness;

"Seller" means together the Builder and JXTTC;

"Shareholder" means III to I Maritime Partners Cayman I, L.P. an exempted limited partnership formed and registered in the Cayman Islands with its registered address at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands;

"Shares Security" means, the deed creating security over the whole of the issued share capital of the Borrower to be executed by the Shareholder in such form as the Lender may approve or require;

"Third Instalment" means the third instalment of the Contract Price to be paid by the Guarantor to the Seller under the Building Contract in the amount of $8,160,000 following laying of the Vessel's keel;

"Total Loss" means (a) actual, constructive, compromised, agreed or arranged total loss of the Vessel; or (b) requisition for title or other compulsory acquisition of the Vessel, otherwise than by requisition for hire; or (c) capture, seizure, arrest, detention or confiscation of the Vessel, by any government or by any persons acting or purporting to act on behalf of any government, unless the Vessel be released and restored to the Guarantor within 1 month thereafter;

"Total Loss Date" means the date upon which a Total Loss shall be deemed to have occurred, being:

(a)	if it consists of an actual loss, at noon London time on the actual date of loss or, if that is not known, on the date when the Vessel was last heard of;

(b)	if it consists of a requisitioning for title, at noon London time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

(c)	if it consists of a constructive or compromised or arranged or agreed Total Loss, at noon London time on the earliest of:

(i)	the date on which notice of abandonment of the Vessel is given to its insurers;

(ii)	if her insurers do not admit the claim for Total Loss, the actual date of loss or alleged loss; and

(iii)	the date of any compromise, arrangement or agreement entered into by or on behalf of the Borrower with the Vessel's insurers in respect of the Total Loss;

"Underlying Documents" means the Building Contract, the Refund Guarantee and any Approved Management Agreement in respect of the Vessel;

"Vessel" means the product/chemical tanker IMO II new building of approximately 25,000 dwt with hull number MD2007-11-12 currently under construction at the yard of the Builder and to be acquired by the Guarantor pursuant to the Building Contract and registered under an approved Flag State.

1.2          Interpretation

1.2.1	The following expressions shall be construed in the following manner:

"Lender" includes the successors and assigns of the Lender;

"Borrower", "Guarantor" and "Obligor" include their respective legal personal representatives, administrators, successors and permitted assigns;

"person" includes a corporate entity and any body of persons, corporate or unincorporate;

"subsidiary" and "holding company" have the meanings given to them by Section 736 of the Companies Act 1985;

"taxes" includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to "tax" and "taxation" shall be construed accordingly; and

"associate" has the meaning given to it by Section 435 of the Insolvency Act 1986.

1.2.2	Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.2.3	References to any document include the same as varied, supplemented or replaced from time to time.

1.2.4	References to any enactment include re-enactments, amendments and extensions thereof.

1.2.5	Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.2.6	Unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement.

1.2.7
In this Agreement, references to periods of "months" shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last Banking Day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and "month" and "monthly" shall be-construed accordingly).

1.2.8	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.           THE LOAN

2.1          Agreement to advance

Subject to the provisions of this Agreement the Lender agrees to make available the Loan to the Borrower in several Advances in an amount not exceeding $30,000,000 which Advances are to be on lent by the Borrower to the Guarantor and applied by the Guarantor (i) in or towards payment of the second, third and fourth instalments payable to the Seller under the Building Contract and (ii) in or towards refinancing the Pre-Delivery Advances and in payment of the delivery instalment payable to the Seller under the Building Contract on the Delivery Date.

2.2          Availability

2.2.1	The Loan will be available to be drawn in up to 4 Advances each as follows:

(a)	the first Advance shall be drawn in an amount of up to $600,000 and shall be applied towards paying the Second Instalment to the Seller;

(b)	the second Advance shall be drawn in an amount of up to $8,160,000 and shall be applied towards paying the Third Instalment to the Seller;

(c)	the third Advance shall be drawn in an amount of up to $8,160,000 and shall be applied towards paying the Fourth Instalment to the Seller;

(d)
the fourth Advance shall be shall be the Delivery Advance of up to $30,000,000 consisting of the Pre-delivery Advances to be consolidated and $13,080,000 to be applied towards paying the Fifth Instalment to the Seller and, as to the balance, in reimbursing any other Delivered Costs which have been incurred.

2.2.2
Each Advance shall be applied exclusively for the purposes specified in Clause 2.2.1, provided that the Lender shall not be bound to monitor or verify the application of the proceeds of any Advance (or any part thereof) other than the Pre-Delivery Advances.

2.3          Duration of Lender's commitment

The Lender will have no liability whatsoever to advance the Loan or any part of the Loan after the date of the expiry of the Commitment Period and any part of the Loan which has not been advanced to the Borrower at close of business on such date shall be cancelled.

3.           DRAWDOWN

3.1          Notice of drawdown

The Borrower may draw an Advance subject to giving the Lender an executed Notice of Drawdown not later than 10:00 a.m. London time three (3) Banking Days before the proposed Drawdown Date, which notice shall:

3.1.1	be effective on receipt by the Lender;

3.1.2	specify the Banking Day during the Commitment Period upon which that Advance is required;

3.1.3	specify the Borrower's choice of duration of the first Interest Period;

3.1.4	give full details of the place and account, which must be acceptable to the Lender, to which the proceeds of that Advance are to be paid;

3.1.5	constitute a representation and warranty in the terms of Clause 16; and

3.1.6	be irrevocable.

3.2          Conditions precedent

Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 3.1, the Lender shall not be obliged to disburse any funds until all the conditions set out in Clause 14 have been satisfied or waived.

3.3          Application of proceeds of each Advance

Subject to the provisions of this Agreement, the Lender will pay to the Borrower on each Drawdown Date the amount of such Advance by applying the same in accordance with the Notice of Drawdown given by the Borrower.

3.4          Deemed Indebtedness

The payment by the Lender under Clause 3.3 shall constitute the making of that Advance and the Borrower shall thereupon become indebted to the Lender in the amount of such Advance (in addition to any amount previously advanced by the Lender pursuant to this Agreement).

4.           GUARANTEE FACILITY

4.1          Agreement to issue

Subject to the provisions of this Agreement, the Lender agrees to issue the Bank Guarantees to the Seller on behalf of the Borrower. For the avoidance of doubt, the Bank Guarantee in respect of the Third Instalment will only be issued on payment of the Second Instalment by the Borrower and cancellation of the Bank Guarantee in respect of the same.

4.2          Issue Request

Subject to the terms and conditions of this Agreement, the Lender shall issue a Bank Guarantee if the Borrower gave the Lender a duly completed Issue Request not later than 10:00 a.m. London time three (3) Banking Days before the proposed Issue Date, which notice shall be irrevocable and will not be regarded as having been duly completed unless the proposed Issue Date is a Banking Day within the Commitment Period relating to the Guarantee Facility.

4.3          Conditions precedent

Notwithstanding the giving of an Issue Request in relation thereto pursuant to Clause 4.2, the Lender shall not issue a Bank Guarantee unless the following conditions precedent are satisfied:

4.3.1
in respect of the Bank Guarantee for the Second Instalment, evidence that (i) the Cash Collateral Deposit has been irrevocably and unconditionally paid into the Cash Collateral Account and the Accounts Security duly executed by the Borrower or (ii) a guarantee of a company acceptable to the Lender and in a form acceptable to the Lender has been duly executed;

4.3.2	the Lender has received payment of the fees and expenses specified in Clause 21 to the extent due and payable on or before the Issue Date of that Bank Guarantee;

4.3.3	the Lender has received the documents and evidence described in Part A of Schedule 3, in form and substance satisfactory to it;

4.3.4	the Lender is satisfied that at the Issue Date of that Bank Guarantee:

(a)	the representations and warranties contained in Clause 16 are true and correct;

(b)	none of the circumstances specified in Clauses 4.11 or Clause 23 is subsisting; and

(c)	no Event of Default or Potential Event of Default has occurred or will arise following the issue of that Bank Guarantee.

4.4          Waiver of conditions precedent

If the Lender in its absolute discretion issues a Bank Guarantee notwithstanding that one or more of the conditions precedent specified above in relation thereto remains unsatisfied on the relevant Drawdown Date, the Borrower shall procure the satisfaction of such condition or conditions precedent within ten (10) days thereafter or such longer period as the Lender may in its absolute discretion agree in writing.

4.5          Release of Bank Guarantees

The Borrower shall procure that each Bank Guarantee is returned to the Lender duly cancelled forthwith upon the payment by the Borrower of the Second Instalment and the Third Instalment relating thereto or, if earlier, upon termination howsoever of the Building Contract.

4.6          Bank Guarantees - direction to pay

The Borrower irrevocably directs the Lender to make such payments and comply with such demands or claims made on the Lender under the Bank Guarantees or otherwise in respect of or purporting to be in respect of the Bank Guarantee Liabilities as the Lender in its absolute discretion thinks fit without any reference to or further authority or direction from the Borrower, or any necessity to obtain the Borrower's confirmation or verification, and notwithstanding that the Borrower may have disputed the Lender's liability to pay or comply. The Borrower agrees that the Lender may treat the Bank Guarantee Liabilities as payable on first demand and that any such payment or compliance or purported compliance by the Lender shall as between the Lender and the Borrower be conclusive evidence that the Lender was liable to make the payment or comply with the demand or claim absent negligence or wilful default by the Lender.

4.7          Bank Guarantees - underlying transaction

The Borrowers acknowledge that the Lender:

4.7.1
is not obliged to carry out any investigation or seek any confirmation from any other person before paying a demand or claim made on it in respect of or purporting to be in respect of the Bank Guarantee Liabilities; and

4.7.2	deals in documents only and will not be concerned with the legality of any demand or claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

4.8          Bank Guarantees - propriety of demand

The Lender shall be entitled to rely without further enquiry on any demand, claim, document or other communication believed by it in good faith to be genuine and correct and to have been signed or otherwise executed or made by the proper person.

4.9          Bank Guarantees - indemnity from Borrower to Lender

In consideration of the obligations undertaken by the Lender under this Clause 4, the Borrower agrees:

4.9.1	to pay to the Lender in Dollars, on first written demand, each and every amount which the Lender certifies to the Borrower it has paid pursuant to any of the Bank Guarantees;

4.9.2
at all times as a continuing security keep the Lender indemnified on demand against all claims, payments, costs, liabilities, damages, losses, proceedings, taxes and expenses of whatever nature (including any exchange, control premiums, penalties or expenditure) incurred or suffered by the Lender directly by reason of or in connection with the Bank Guarantees and to pay to the Lender on demand the amount of the Bank Guarantee Liabilities which may from time to time be claimed or demanded from the Lender, or which the Lender shall or may pay or may suffer or incur under, or by reason of, or otherwise in connection with the Bank Guarantees;

4.9.3
to pay to the Lender on demand from time to time all amounts payable by the Borrower under this Clause 4.9 with interest at the Default Rate on each of those amounts from the date on which such amount is paid or incurred by the Lender until the date of the Borrower's payment to the Lender, before or after any relevant judgment.

4.10         Bank Guarantees-evidence of termination or reduction

The Borrower shall supply the Lender promptly with such evidence as the Lender may reasonably require of the termination or reduction of any part of the Bank Guarantee Liabilities.

4.11         Bank Guarantees-illegality

If the introduction of, or any change in, any applicable law or regulation, or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, makes it unlawful for the Lender to issue the Bank Guarantees, the Lender's obligation under this Agreement to issue the Bank Guarantees shall terminate forthwith and the Guarantee Facility shall be cancelled.

In order to avoid the incidence of any such illegality, the Lender shall consider in its absolute discretion, applying for any appropriate relief, waiver or exemption from the same or subject to obtaining any necessary consents and authorisations, fulfilling its obligations through another lending office, transferring its rights and obligations at par to one or more of its affiliates (in each case to be acceptable to the Borrower).

5.           REPAYMENT

5.1	Each Pre-delivery Advance shall be repaid in full on the Delivery Date and in any event no later than 31 March 2012.

5.2
Subject to the provisions of this Agreement, the Borrower shall repay the Delivery Advance in 40 Repayment Instalments of $500,000 each and by a balloon instalment in the amount of $10,000,000 payable at the same time as the said fortieth and final Repayment Instalment. The fortieth and final instalment shall in any event be repaid no later than 31 March 2022. If the full amount of the Delivery Advance is not advanced to the Borrower or is prepaid in accordance with Clause 6.1, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced or prepaid.

5.3          Repayment Dates

The Repayment Instalments in Clause 5.1 shall be paid on the Banking Days falling at successive three (3) monthly intervals from whichever is the earlier of (a) the Drawdown Date of the Delivery Advance, (b) the Delivery Date and (c) 31 March 2012, provided that where a Repayment Date is not a Banking Day, the relevant Repayment Date shall fall on the next succeeding Banking Day, unless that Banking Day falls in the next calendar month, in which event the Repayment Date shall be the immediately preceding Banking Day.

5.4          Final repayment

On the final Repayment Date the Borrower shall additionally pay to the Lender all sums which are then accrued or owing to the Lender under any Security Document.

6.           PREPAYMENT

6.1          Minimum prepayment and notice

The Borrower shall have the right to prepay the Loan, in whole or in part, on any Interest Date subject to the following conditions:

6.1.1	any prepayment of part of the Loan must be in a minimum amount of $1,000,000 and in an integral multiple of $100,000; and

6.1.2	the Lender must receive not less than five (5) Banking Days' notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

6.2          Mandatory Prepayment

6.2.1	If the Vessel is sold or becomes a Total Loss the Borrower shall prepay the Loan in full on or before the Relevant Date.

For the purposes of this Clause 6.2.1,"Relevant Date" means in relation to a sale of the Vessel, the date of such sale and, in relation to a Total Loss, the date which is the earlier of:

(a)	the date 90 days after the Total Loss Date; and

(b)	the date upon which the insurance proceeds or Requisition Compensation in respect of the Vessel are received by the Lender pursuant to the provisions of the relevant Security Documents.

6.2.2
If it becomes impossible or unlawful for the Borrower to fulfil any of its obligations under the Security Documents, or for the Lender to exercise any of the rights vested in it by, or to enforce the security constituted by, the Security Documents, or any of the Security Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or the Borrower repudiates or threatens to repudiate any of the Security Documents the Borrower shall prepay the Loan in full on the date reasonably requested by the Lender in writing.

6.3          Conditions of prepayment

The following shall apply to any prepayment under this Agreement:

6.3.1
each prepayment must be made together with the accrued interest on the amount prepaid and all other sums payable in respect thereof under the provisions of this Agreement and, in the case of prepayment of the whole of the Loan, shall be accompanied by payment of all other Outstanding Indebtedness;

6.3.2	any prepayment of part of the Loan will be applied in or towards the discharge of the remaining Repayment Instalments in inverse order of maturity;

6.3.3
any notice of prepayment given by the Borrower shall be effective on receipt by the Lender and shall be irrevocable once given and the Borrower shall be bound to make such prepayment in accordance therewith;

6.3.4
except as specifically provided in this Agreement or in any other of the Security Documents, in the absence of an Event of Default and demand for repayment by the Lender, the Lender shall not be obliged to accept any other prepayment of the whole or any part of the Loan;

6.3.5	any part of the Loan which is repaid or prepaid by the Borrower may not be redrawn; and

6.3.6	any prepayment made on a day other than the last day of an Interest Period applicable to the whole amount prepaid shall be made together with any Breakage Costs.

7.           INTEREST PERIODS

7.1          Borrower's selection of Interest Periods

Subject to Clause 7.2 and to the other provisions of this Agreement, the Borrower may, by giving notice in writing to the Lender not later than 10.00 a.m. London time three (3) Banking Days before the first day of each Interest Period, select the duration (being a period of three (3) or six (6) months or such other period longer than six (6) months as the Borrower may select and the Lender may agree) of that Interest Period.

7.2          Determination of duration

The following shall apply in determining the duration of an Interest Period in respect of each Advance:

7.2.1	the first Interest Period for an Advance shall commence on the first Drawdown Date;

7.2.2
the first Interest Period for each Advance subsequent to such first Advance made under this Agreement shall, insofar as the Lender considers it appropriate, expire on the date of expiry of the concurrent Interest Period applicable to the first such Advance (otherwise upon the expiry of the next Interest Period applicable to the first such Advance) and thereafter all subsequent Interest Periods in respect of each Advance shall end on the same days and be of the same concurrent duration as the Interest Periods for the Advances previously made, and the Borrower shall make its selection of each such Interest Period accordingly, subject as provided in Clause 7.2.4;

7.2.3	each Interest Period subsequent to the first Interest Period for each Advance shall commence on the last day of the immediately preceding Interest Period for that Advance;

7.2.4
the Borrower shall make each selection under this Clause 7.2 (and in the case of the duration of the Interest Period being determined in accordance with Clause 7.2.5 below shall be deemed to have selected the period so determined) in such manner as to ensure that, in the event that any Repayment Date falls within the Interest Period so selected, a separate Interest Period is selected in respect of the part of an Advance due to be repaid under Clause 4 on such Repayment Date, the expiry of which period coincides with the relevant Repayment Date (and for this purpose alone the Borrower shall be entitled to select Interest Periods of different lengths in relation to an Advance);

7.2.5
in the absence of any such selection by the Borrower of the duration of an Interest Period, or if the Lender shall certify to the Borrower that the funds requested are not available for an Interest Period of the duration selected by the Borrower, the duration of that Interest Period shall (subject as provided in this Clause 7.2) be three (3) months or such other period as the Lender may specify;

7.2.6
if the last day of any Interest Period would otherwise fall on a day which is not a Banking Day, that Interest Period shall be extended (subject to Clause 7.2.7 below) so as to end on the next succeeding Banking Day, unless by virtue of such extension the Interest Period would end in the next calendar month, in which case it shall be shortened so as to end on the immediately preceding Banking Day; and

7.2.7	no Interest Period shall extend beyond the final Repayment Date.

7.3          Lender's notification of Interest Period

The Lender will notify the Borrower of each determination of the duration of an Interest Period promptly upon the determination thereof.

8.           INTEREST AND DEFAULT INTEREST

8.1          Interest Dates

Subject to the provisions of this Agreement, the Borrower shall pay interest on the Loan, or any part thereof (as the case may be), at the Interest Rate applicable thereto in arrears on the last day of each Interest Period applicable thereto, except in the case of an Interest Period longer than six (6) months where interest shall be paid every six (6) months during that Interest Period and on the last day of that Interest Period.

8.2          Interest Rate

Subject to the provisions of this Agreement, the Interest Rate applicable to each Advance or any part thereof (as the case may be) for each Interest Period relating thereto will be the annual rate of interest determined by the Lender to be the aggregate of (a) the Applicable Margin and (b) LIBOR for that Interest Period.

8.3          Default interest

Without prejudice to any other remedy of the Lender, if the Borrower fails to pay on the due date any sum (whether of principal, interest or otherwise) due under any one or more of the Security Documents, interest will accrue, and become payable upon demand by the Lender, upon the sum unpaid from and including the date upon which it fell due for payment until the date of actual payment by the Borrower (as well after as before judgment) at the rate per annum determined by the Lender to be equal to 2% plus whichever is the higher of:

8.3.1
the rate of interest applicable to the sum unpaid (if of principal) immediately prior to its due date, provided that such rate shall apply only for any unexpired portion of the Interest Period relating to such overdue principal and thereafter the rate applicable to such overdue principal shall be determined in accordance with Clause 8.3.2 below for so long as the default continues; and

8.3.2	the aggregate of the Applicable Margin and LIBOR for periods of such duration as the Lender may determine from time to time.

For so long as the default continues such rate of interest shall be recalculated on a similar basis at the end of each successive period so determined by the Lender.  Any such interest which is not paid when due shall be compounded at the end of each such Interest Period or other period determined by the Lender for so long as it remains unpaid.

8.4	Lender's notification of rate of interest

The Lender will notify the Borrower of each determination of a rate of interest under this Agreement and any of the other Security Documents promptly upon the determination thereof.

9.	PAYMENTS

9.1	Place of payment

Unless otherwise specified by the Lender, all moneys to be paid by the Borrower to the Lender under this Agreement and any of the other Security Documents shall be paid to the Lender:

9.1.1	by not later than 10.00 a.m. (London time);

9.1.2
on their due date in Dollars, in funds which are for same day settlement in the New York Clearing House Interbank Payments System (or in such other Dollar funds as shall for the time being be customary for settlement of international banking transactions in Dollars); and

9.1.3
to the account of the Lender, with Citibank of New York, New York, USA, (Swift Code: CITIUS33) under reference "Kronos Shipping I, Ltd. US$30,000,000 Loan Agreement" or to such other account as the Lender may from time to time notify the Borrower.

9.2	Non-Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day:

9.2.1	the payment or payments due shall be made on the first Banking Day thereafter, provided this falls in the same calendar month; and

9.2.2	if it does not, payment shall fall due and be made on the immediately preceding Banking Day.

9.3	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Borrower shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

10.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

10.1	No set-off or counterclaim

All payments to be made by the Borrower under this Agreement and any of the other Security Documents shall be made:

10.1.1	without set-off or counterclaim; and

10.1.2	free and clear of, and without deduction for or on account of, any present or future taxes, unless the Borrower is compelled by law to make payment subject to any such tax.

10.2	Gross up

If the Borrower is compelled by law to make payment subject to such taxes, the Borrower will:

10.2.1	promptly notify the Lender upon becoming aware of such requirement;

10.2.2
pay the Lender such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which the Lender would have received had such payment not been subject to such taxes; and

10.2.3	deliver to the Lender copies of the receipts from the relevant government authority or body evidencing the due and punctual payment of such taxes.

10.3	Tax credit and mitigation

10.3.1
If the Borrower makes a payment to the Lender pursuant to Clause 10.2 and the Lender has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a "tax credit") which is attributable to that payment or the corresponding payment under the Security Documents the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall certify (which certificate shall be conclusive in the absence of manifest error) to the Borrower to be attributable to such payments and which will leave the Lender (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make any deduction or withholding. Such payment to the Borrower shall be made as soon as reasonably practicable after the amount of such credit, relief, remission or repayment has been received by the Lender.

10.3.2
The Lender shall use all reasonable endeavours to avoid the incidence of any deduction or withholding by applying for any appropriate relief, waiver or exemption from the same, and in addition shall consider in its absolute discretion, subject to obtaining any necessary consents and authorisations, fulfilling its obligations through another lending office, transferring its rights and obligations at par to one or more of its affiliates (in each case to be acceptable to the Borrower) if such transfer would result in there being no requirement for a deduction or withholding.

11.	ACCOUNTS OF THE LENDER

11.1	Lender to open accounts

The Lender will open and maintain on its books accounts showing the amount owing to it from the Borrower and the other Obligors and the amounts of all payments of principal, interest and other moneys falling due and received by it.

11.2	Conclusiveness of entries

The Borrower's obligation to repay the Loan or any part thereof, to pay interest thereon and to pay all other sums due under the Security Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the accounts opened and maintained under this Clause 11.

12.	APPLICATION OF RECEIPTS

12.1	Order of application

Except as otherwise specifically provided in this Agreement or in any other of the Security Documents, all moneys received or recovered by the Lender under the Security Documents will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

FIRST:
in or towards payment of all moneys expended or liabilities incurred by the Lender in respect of all reasonably and properly incurred expenses, fees or charges relating to the preparation, completion and registration of the Security Documents or in respect of the protection, maintenance or enforcement of the security they create;

SECONDLY:
in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise, in such order of application as the Lender may think fit;

THIRDLY:
at the Lender's discretion, in retention on suspense account of such amount as the Lender may consider appropriate to secure the discharge of any part of the Outstanding Indebtedness not then due and payable, and, upon the same becoming due and payable, in or towards the discharge thereof in accordance with the foregoing provisions of this Clause 12.1; and

FOURTHLY:	the balance (if any) shall be paid to the Borrower or other person entitled.

12.2	Waiver of right of appropriation

The Borrower hereby irrevocably waives any rights of appropriation to which it may be entitled.

13.	RETENTIONS

13.1	Borrower to open Accounts

The Borrower shall establish and maintain with the Lender in the name of the Borrower:

13.1.1	the Cash Collateral Account until the payment of the Second Instalment by the Guarantor (unless the Borrower procures a guarantee in accordance with Clause 4.3.1); and

13.1.2	upon an Event of Default an account, which shall be designated the "Kronos Shipping I, Ltd. Earnings Account" (referred to in this Agreement as the "Earnings Account").

13.2	Payment of Earnings

The Borrower shall procure that following a request by the Lender or an Event of Default as referred to in 13.1.2, unless and until the Lender shall otherwise direct, all Earnings shall be paid and credited to the Earnings Account.

13.3	Application of Earnings and Cash Collateral Deposit

So long as no Event of Default has occurred and is continuing, any and all moneys credited to the Earnings Account will be available to the Borrower. During the Commitment Period in relation to the Guarantee Facility no part of the Cash Collateral Deposit shall be withdrawn from the Cash Collateral Account without the prior written consent of the Lender.

13.4	Cash Collateral

The Borrower shall, on or before the first Issue Date of the Guarantee Facility, pay into the Cash Collateral Account the Cash Collateral Deposit and the Cash Collateral Deposit shall be secured in favour of the Lender pursuant to the Accounts Security until such time as (provided that there is no Event of Default or Potential Event of Default which has occurred and is continuing) the Second Instalment is paid by the Borrower or the Borrower procures a guarantee in accordance with Clause 4.3.1 whereupon the Lender shall release the Cash Collateral Deposit to the Borrower or to its order.

13.5	Borrower's obligations with respect to Earnings Account

Subject to Clause 13.1.2, the Borrower will, at the request of the Lender:

13.5.1
transfer or procure the transfer of any funds credited to the Earnings Account specified in Clause 13.1 and pay or procure the payment of any Earnings, to such other account or accounts in substitution therefore with the Lender or any other bank or with any branch, sub-branch or subsidiary of the Lender or any other bank as the Lender may from time to time specify; and

13.5.2
forthwith upon demand do all such acts and things and execute such documents as the Lender may reasonably require in order to create security over the Earnings Account more effectively to secure the payment of the Outstanding Indebtedness.

The expression "Earnings Account" shall include any such account or accounts, whether designated as such or not, opened by the Borrower at the request of the Lender with the Lender or any other bank or with any branch, sub-branch or subsidiary of the Lender or any other bank, as well as any sub-account to which funds in the said accounts may be allocated from time to time for currency or deposit purposes.

13.6	Lender's right to withhold

Notwithstanding anything to the contrary contained in this Agreement, so long as the Borrower remains under any liability (whether actual or contingent) in respect of the Outstanding Indebtedness, the Lender shall be entitled to withhold payment (up to the amount of such actual or contingent liability) of any moneys from time to time standing to the credit of the Earnings Account and any other accounts for the time being of the Borrower with the Lender and to refuse payment upon any negotiable instrument (up to the amount of such actual or contingent liability).

13.7	Appropriation, after default

On or at any time after the happening of an Event of Default or a Potential Event of Default:

13.7.1	the Borrower shall not be entitled to make any further withdrawal from any of the Accounts; and

13.7.2
the Lender shall forthwith become entitled to direct that the Earnings be paid to such place and account as the Lender may think fit, and following such Event of Default or Potential Event of Default (without prejudice to the Lender's rights under Clause 20.2) at any time and without notice to the Borrower to appropriate all or any of the moneys standing to the credit of the Accounts and any Earnings which may thereafter be received by the Lender and apply the same in or towards the discharge of the Outstanding Indebtedness in accordance with Clause 12.

13.8	Bank and other charges

All bank, exchange, telegraph and other charges in connection with the inward and outward remittance of moneys to and from any of the Accounts shall be for the account of the Borrower, and the Lender shall be entitled and is hereby irrevocably and unconditionally authorised to debit the amount of such charges to the account concerned, as and when such charges are incurred.

13.9	Continuing obligations of Borrower

Nothing in this Clause 13, whether express or implied, shall relieve the Borrower of its absolute and unconditional obligations to repay the Loan, to pay interest thereon and to pay all other sums from time to time due, owing or payable hereunder and under any of the other Security Documents.

13.10	Interest on moneys on the Accounts

Any amounts for the time being standing to the credit of each Account (if that Account is with the Lender) shall earn interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of that Account.

14.	CONDITIONS PRECEDENT

14.1	Conditions to be satisfied

The Lender will not be obliged to make available any Advance and the Borrower shall not be entitled to draw down any Advance unless the following conditions precedent are satisfied or waived in writing in accordance with Clause 3.2:

14.1.1	the Lender has received a duly completed Notice of Drawdown in respect of that Advance;

14.1.2	the Lender has received payment of the fees and expenses specified in Clause 21 to the extent due and payable;

14.1.3
the Lender or its legal advisers have received the documents and evidence described in Schedule 3, in form and substance satisfactory to them on or before the applicable dates specified in Schedule 3; and

14.1.4	the Lender is satisfied that:

(a)	the representations and warranties contained in Clause 16 are true and correct at the Drawdown Date of that Advance;

(b)	none of the circumstances specified in Clauses 22, 23 or 24 is subsisting; and

(c)	no Event of Default or Potential Event of Default has occurred or will arise following the making available of that Advance.

14.2	Waiver of conditions precedent

If the Lender in its absolute discretion makes any Advance available notwithstanding that one or more of the relevant conditions precedent specified above remains unsatisfied on the applicable Drawdown Date, then the Borrower shall procure the satisfaction of such condition or conditions precedent within 14 days thereafter or such longer period as the Lender may in its absolute discretion agree in writing.

15.	SECURITY

15.1	Borrower to provide security

As security for the payment of the Outstanding Indebtedness, the Borrower shall execute, deliver to, and (where appropriate) register, and, as the case may be, procure that there is executed, delivered to and (where appropriate) registered, in favour of the Lender in form and substance satisfactory to the Lender, the Security Documents set out in Clauses 15.2, 15.3 and 15.4 on or before the relevant dates specified in those Clauses.

15.2	Security to be provided before Issue Request

The following Security Documents shall be executed, delivered and (where appropriate) registered on or before the date on which the Issue Request is given:

15.2.1	the Accounts Security (unless the Borrower procures a guarantee in accordance with Clause 4.3.1).

15.3	Security to be provided before Notice of Drawdown on any Advance

The following Security Documents shall be executed, delivered and (where appropriate) registered on or before the date on which the Notice of Drawdown any Advance is given:

15.3.1	the Pre-Delivery Security Assignment;

15.3.2	the Shares Security;

15.3.3	the Guarantee.

15.4	Security to be provided on or before the Drawdown Date for the Delivery Advance

The following Security Documents shall be executed, delivered and (where appropriate) registered on or before the Delivery Date:

15.4.1	the Mortgage;

15.4.2	the Deed of Covenants;

15.4.3	the General Assignment; and

15.4.4	the Approved Manager's Undertaking.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Date of representations and warranties

The Borrower represents and warrants that the following matters are true at the date of this Agreement.

16.2	Existence, powers and compliance

The Borrower:

16.2.1	is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands;

16.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted; and

16.2.3	has complied with all statutory and other requirements relative to its business.

16.3	Capacity and authorisation

The entry into and performance by the Borrower of this Agreement and the other Security Documents and the Underlying Documents are within the corporate powers of the Borrower and have been duly authorised by all necessary corporate actions and approvals. In entering into this Agreement and the other Security Documents the Borrower is acting on its own account and not as agent or nominee of any person.

16.4	No contravention of laws or contractual restrictions

The entry into and performance by the Borrower of this Agreement and the other Security Documents and the Underlying Documents do not and will not:

16.4.1	contravene in any respect any law, regulation or contractual restriction which does, or may, bind the Borrower or any of its assets; or

16.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party other than the Lender.

16.5	No third party Encumbrances

At the time of execution of this Agreement and each of the other Security Documents, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset to which this Agreement or the relevant Security Document relates.

16.6	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the other Security Documents and the Underlying Documents have been obtained and are in full force and effect, true copies have been delivered to the Lender and there has been no breach of any condition or restriction imposed in this respect.

16.7	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of this Agreement and the other Security Documents will:

16.7.1	constitute the legal, valid and binding obligations of the Borrower and the other Obligors thereto; and

16.7.2
will create a perfected security interest with the required priority in the assets and revenues intended to be covered thereby, enforceable against the parties thereto in accordance with their respective terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally.

16.8	Status of Underlying Documents

The copies of the Underlying Documents in existence at the date of this Agreement delivered to the Lender before the date of this Agreement are true and complete copies. The Underlying Documents in existence at the date of this Agreement constitute legal, valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms. No amendments or additions to such Underlying Documents have been agreed nor has any party thereto waived any of its respective rights under any of the Underlying Documents.

16.9	No breach or default

The Borrower is not:

16.9.1	in material breach of any law, governmental directive, guideline or policy statement, whether having the force of law or not; or

16.9.2	in default under any agreement to which it is party or by which it may be bound.

16.10	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of the Borrower) threatened, which, if adversely determined, would have a materially detrimental effect on the financial condition of the Borrower.

16.11	No default

No continuing Event of Default or Potential Event of Default has occurred.

16.12	Choice of law and jurisdiction

The choice of English law to govern this Agreement and the other Security Documents and the submission by the Borrower to the jurisdiction of the English courts is valid and binding, and the Borrower is not entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement or the other Security Documents or in connection with the enforcement of any judgement or order arising from such proceedings.

16.13	Truth of financial and other information

The financial and other information supplied to the Lender by or on behalf of the Borrower or any other Obligor in connection with the negotiation and the preparation of this Agreement or delivered to the Lender pursuant to this Agreement is true and accurate in all material respects when given, and does not contain any material misstatement of fact or omit any material fact.

16.14	No deterioration of financial condition

The Borrower's financial condition has not suffered any material deterioration since that condition was last disclosed to the Lender.

16.15	No liability to deduction or withholding

All payments to be made by the Borrower under this Agreement and the other Security Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any of the other Security Documents is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with the admissibility in evidence of any thereof.

16.16	No established place of business in United Kingdom

The Borrower does not have an established place of business in any part of the United Kingdom or the United States of America or in any other jurisdiction which would require any of the Security Documents to be filed or registered in that jurisdiction to ensure its validity or enforceability.

16.17	Pari passu obligations

The Borrower's obligations under this Agreement and the other Security Documents will rank at least pari passu with all of its other unsecured and unsubordinated obligations and liabilities from time to time outstanding other than as preferred by statute.

16.18	Ownership of Borrower

The Borrower has an authorised share capital of $50,000 consisting of 50,000 shares of a par value of $1.00 each of which one (1) share of a par value of $1.00 has been issued fully paid and is wholly owned, legally and beneficially by the Shareholder.

16.19	No commissions or rebates

There are no commissions, rebates, premiums or other payments by or to or for the account of any Obligor, its shareholders or directors in connection with the transactions contemplated by this Agreement, other than as disclosed to the Lender in writing.

16.20	Money Laundering

Any borrowing by the Borrower or other Obligor and the performance of its obligations hereunder or under the Security Documents and under the other Security Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

16.21	Environmental matters

Except as may have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

16.21.1
the Borrower and other Obligors and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

16.21.2
the Borrower and the other Obligors and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

16.21.3
neither the Borrower nor any other Obligor nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that alleges that the Borrower or any other Obligor or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

16.21.4
there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief (having made due enquiry), threatened against the Borrower or any other Obligor or any Relevant Ship or, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

16.21.5	no Environmental Incident which could give rise to any Environmental Claim has occurred.

16.22	Status of Vessel

In relation to the Vessel and on the Delivery Date the Vessel will be:

16.22.1	accepted by the Guarantor as being in all respects in compliance with the provisions of the Building Contract;

16.22.2	in the absolute ownership of the Guarantor as the sole, legal and beneficial owner free from all Encumbrances save for Permitted Encumbrances;

16.22.3	duly registered under the approved Flag State in the sole ownership of the Guarantor;

16.22.4
in compliance with all applicable laws, regulations and requirements (statutory or otherwise) applicable to ships registered under the approved Flag State and engaged in the service in which the Vessel is or is to be engaged;

16.22.5	operationally seaworthy and in every way fit for service;

16.22.6
classed with the Classification Society with the highest possible notation for such type of vessel and with its classification free from all recommendations, qualifications, requirements, notations and average damage;

16.22.7	managed by the Approved Manager on the terms of the Approved Management Agreement; and

16.22.8	insured in accordance with the provisions of the relevant Security Documents, and all requirements relating to the Insurances and the noting of the Lender's interest thereon will have been satisfied.

16.23	Continuing nature of representations and warranties

The Borrower agrees that the representations set out in this Clause 16 shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Date with reference to the facts and circumstances then subsisting, as if made on such date.

17.	UNDERTAKINGS OF THE BORROWER

17.1	Duration of undertakings

The Borrower shall comply with the undertakings contained in this Clause 17 which shall remain in force from the date of this Agreement to the end of the Security Period.

17.2	General undertakings

The Borrower shall:

17.2.1	perform and observe the several covenants and obligations imposed upon it under the Security Documents;

17.2.2
without affecting its obligations under the applicable provisions of the Security Documents, perform and observe its obligations under the Underlying Documents and use its best endeavours to procure that each of the other parties to the Underlying Documents performs and observes its obligations thereunder;

17.2.3
subject to Clause 13.1.2, ensure that the Earnings of the Vessel are paid, and that the persons from whom the Earnings are from time to time due are instructed to pay them, to the Earnings Account, unless and until the Lender shall otherwise direct;

17.2.4
inform the Lender promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which might materially adversely affect:

(a)	its ability, or the ability of any other Obligor, to perform its obligations under the Security Documents;_or

(b)	the security constituted by the Security Documents;

17.2.5	maintain its corporate existence as a corporation duly organised, validly existing and in good standing in its place of incorporation;

17.2.6
obtain and maintain in force all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Security Documents or which may be required for the validity, enforceability or admissibility in evidence of the Security Documents and the Underlying Documents;

17.2.7	ensure that its obligations under the Security Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations;

17.2.8	conduct its business in a proper and efficient manner and not change the nature, organisation or conduct of its business or conduct any business other than that previously notified to the Lender;

17.2.9	promptly after the happening of any Event of Default or a Potential Event of Default, notify the Lender of such event and of the steps (if any) which are being taken to remedy it;

17.2.10
pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for their payment if such proceedings fail;

17.2.11
keep proper books of account in respect of its business in accordance with generally accepted accounting principles consistently applied and whenever so requested by the Lender make the same available for inspection by or on behalf of the Lender upon reasonable notice;

17.2.12	provide the Lender:

(a)
within 180 days of the end of each of its financial years with certified copies of the consolidated audited financial statements of the Borrower and the Shareholder prepared in a form consistent with generally accepted accounting principles and practices consistently applied and audited by auditors previously approved in writing by the Lender; and

(b)	within 3 months after the date thereof with certified copies of all its interim accounts and financial statements which should in the normal course be made available to its shareholders;

17.2.13
provide the Lender with such other financial and other information concerning itself and its affairs and the Vessel as the Lender may from time to time reasonably require, including (but without limitation) full information regarding the employment, condition, geographical position, crewing and engagements of the Vessel and particulars of all contracts concerning the Vessel;

17.2.14
provide the Lender with any information requested by it pursuant to any anti-money laundering legislation, regulation or procedures applicable to the Lender from time to time, to the extent required to ensure compliance by the Lender;

17.2.15
(if the Lender considers that its financial position or prospects are deteriorating), give independent auditors appointed to carry out an audit and inspection of its affairs every assistance in that regard;

17.2.16
promptly, at the reasonable request of the Lender from time to time, provide the Lender with a certificate signed by its chief financial officer or chief executive officer confirming that it is, as at the date of such certificate, in compliance with its obligations under the Security Documents and that no Event of Default or Potential Event of Default has occurred, or, if any has occurred, none is continuing;

17.2.17
procure that the Vessel is managed only by the Approved Manager on the terms of the Approved Management Agreement and procure that the Guarantor shall not without the prior written consent of the Lender to terminate such appointment or to appoint any other managers of the Vessel;

17.2.18
procure that the Guarantor shall maintain at all times organisation and personnel which are in the opinion of the Lender adequate to provide sufficient management, agency, financial, secretarial and other services for the Vessel;

17.2.19
if the Vessel is time chartered for a period which exceeds, or which by virtue of any optional extensions might exceed, twelve (12) months' duration, procure that the Guarantor shall execute a specific assignment in favour of the Lender of all the Guarantor's rights, title and interest in and to each and any such time charter, in such form as the Lender shall (acting reasonably) approve or require, and do all such acts and things as the Lender (acting reasonably) may require to perfect the security constituted by such assignment;

17.2.20	ensure that from the Delivery Date of the Vessel throughout the Security Period it shall maintain a minimum liquidity in available cash or cash equivalent in the amount of not less than $1,000,000;

17.2.21	ensure that the beneficial owner of the Borrower remains the Shareholder;

17.2.22	comply, and procure compliance by the Approved Manager of the Vessel, with:

(a)
all provisions of The International Management Code for the Safe Operation of  Ships and for Pollution Prevention (as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time, the "ISM Code")) including, without limitation, obtaining and maintaining in force at all times a valid Document of Compliance in relation to itself and a valid Safety Management Certificate in respect of the Vessel as required by the ISM Code; and

(b)
all provisions of The International Ship and Port Facility Security Code (as adopted by the International Maritime Organization (as amended, supplemented or replaced from time to time, the "ISPS Code")), including, without limitation, obtaining and maintaining in force a valid International Ship Security Certificate in respect of the Vessel as required by the ISPS Code, and ensuring that the Vessel's security system and its associated security equipment comply with the applicable requirements of Part A of the ISPS Code and of Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS), and that an approved ship security plan is in place.

17.3	Consent of Lender required

The Borrower shall not without the prior consent of the Lender:

17.3.1	except as contemplated by this Agreement, convey, assign, transfer, sell or otherwise dispose of or deal with any of its real or personal property, assets or rights, whether present or future;

17.3.2
create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any part of its undertaking, property, assets or rights, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the Borrower shall promptly discharge the same);

17.3.3	incur any Financial Indebtedness or other liability or obligation except:

(a)	under this Agreement and the other Security Documents;

(b)	arising under the Underlying Documents; or

(c)	arising in the ordinary course of operating and chartering the Vessel;

(d)	arising out of shareholders' loans provided always that such loans are fully subordinated to the rights of the Lender under this Agreement and the Security Documents.

17.3.4	waive or fail to enforce any provision of, or agree to any material amendment or supplement to, the Underlying Documents;

17.3.5	issue any further shares or register any transfer of any of its shares, or admit any new member, whether by subscription or transfer;

17.3.6	consolidate, amalgamate or merge with any other entity;

17.3.7	form or acquire any subsidiary;

17.3.8	alter or extend its financial year for the purposes of the preparation of its accounts, or change its auditors;

17.3.9	alter any of the provisions of its memorandum or articles of association or other constitutional documents;

17.3.10	make any loans or advances to, or any investments in, any person (including, without limitation, any officer, director, shareholder, employee or customer of the Borrower);

17.3.11	except as contemplated by this Agreement, assume, guarantee or endorse, or otherwise become or remain liable for, any obligation of any other person;

17.3.12	authorise or accept any capital commitment;

17.3.13	make any payment of principal or interest to any of its shareholders in respect of any loans or loan capital made available to it by its shareholders;

17.3.14	declare or pay any dividends upon any of its shares or otherwise distribute any assets to any of its shareholders whether in cash or otherwise (such consent not to be unreasonably withheld);

17.3.15
assign, novate or in any way transfer or dispose of any of its rights or obligations or any amount payable by or to it under or pursuant to the Master Agreement or enter into any interest rate exchange or hedging agreement with anyone other than the Lender, or enter into any other agreement or commitment the effect of which is, in the opinion of the Lender, materially to prejudice the hedging of the Borrower's interest rate risk effected by the transactions from time to time entered into between the Borrower and the Lender;

17.3.16
consolidate or subdivide or alter any of the rights attached to, or reduce, any of its share capital, or capitalise, repay or otherwise distribute any amount outstanding to the credit of any capital or revenue reserves, redeem any of its share capital in any way or enter into any arrangement with its creditors; or

17.3.17	permit any changes to be made in the identity of its directors, officers or senior management personnel.

18.	REVIEW OF INSURANCES

18.1	Consultation of insurance advisers

The Lender shall be entitled, at any time and from time to time, to consult insurance advisers on any matter relating to the Insurances (including, without limitation, the terms, amounts and quality of the Insurances and the status of any insurance claims), and the Borrower shall procure that there is delivered to such advisers any and all such information concerning the Vessel and the Insurances as the Lender may require. The reasonable costs and expenses of any such insurance advisers shall be for the account of the Borrower and be payable on demand.

18.2	Modification of Insurances

If, in the opinion of the Lender (acting reasonably), by reason of a significant change in circumstances after the date of this Agreement (such changes in circumstances to include, without limitation, changes in the availability or cost of insurance coverage or in generally accepted industry practice) the Insurances do not provide the Lender with good and adequate security, the Lender may from time to time notify the Borrower of any proposed modification of the requirements of the Security Documents relating to Insurances which the Lender may consider appropriate in the circumstances. Such modification may (without limitation) require the Borrower to place, or procure the placing of, further and additional insurances and/or to amend or procure the amendment of the existing Insurances, whether through the existing brokers or otherwise. Any such modification shall take effect as an amendment to the Security Documents on and from the date on which it is notified in writing to the Borrower and shall bind the Borrower accordingly.

19.	VALUATIONS AND ASSET PROTECTION

19.1	Arrangement of valuations

The Lender may twice a year or at any time on an Event of Default arrange for valuations of the Vessel and the Building Contract to be carried out in order to determine the Appraised Market Value of the Vessel or the Building Contract in accordance with the following provisions of this Clause 19.

19.2	Basis of valuations

Such valuations shall be prepared:

19.2.1	with or without a physical inspection of the Vessel, at the discretion of the Lender;

19.2.2	in Dollars on the basis of a sale for prompt delivery, charter-free, at arm's length between a willing seller and a willing buyer;

19.2.3
by two independent first-class international sale and purchase shipbrokers or valuers one of whom shall be nominated by the Borrower and approved by the Lender and the other shall be nominated by the Lender, provided however that if the valuations of the two shipbrokers or valuers so appointed differ by a margin of ten per cent. (10%) or more the Borrower or the Lender may instruct such shipbrokers or valuers jointly to appoint and employ a third independent first-class international sale and purchase shipbroker or valuer to provide a third valuation; and

19.2.4	at the cost of the Borrower.

19.3	Appraised Market Value

The Appraised Market Value of the Vessel or the Building Contract shall be determined by taking the mean average of the valuations.

19.4	Consequences of security shortfall

Prior to the Delivery Advance, if the aggregate of (i) the Appraised Market Value of the Building Contract and (ii) the market value, as determined by the Lender, of any additional security previously provided under this Clause 19 is at any time less than 115% of the Loan; or following the Delivery Advance if the aggregate of (i) the Appraised Market Value of the Vessel and (ii) the market value, as determined by the Lender, of any additional security previously provided under this Clause 19 is at any time less than 125% of the Loan, then the Borrower shall, within 30 days of a demand by the Lender to that effect either:

19.4.1
provide additional security over such assets and in such form as is acceptable to the Lender (acting reasonably) which have a market value as determined by the Lender (acting reasonably) at least equal to the shortfall; or

19.4.2	prepay such part of the Loan as will eliminate the shortfall in accordance with the relevant provisions of Clause 6.3.

19.5	Valuation of additional security

The market value of any additional security provided or to be provided under this Clause 19 shall be determined by valuers appointed by, and on a basis acceptable to, the Lender.

19.6	Valuation conclusive

Any valuation prepared under this Clause 19 shall be conclusive and binding on the Borrower.

19.7	Costs of valuation

The Borrower shall pay the reasonably and properly incurred costs, fees and expenses of any shipbroker or valuer in connection with any valuation prepared under this Clause 19.

19.8	Assistance

The Borrower shall provide such assistance as the Lender shall require in connection with any valuation prepared under this Clause 19.

20.	EVENTS OF DEFAULT

20.1	Defaults

There shall be an Event of Default if any one or more of the following happen:

20.1.1
the Borrower fails to make any payment due under any of the Security Documents within five (5) days of its due date, or, in respect of moneys payable on demand, (unless otherwise specifically provided) within ten (10) days from the date of such demand;

20.1.2	the Borrower is in breach of any of the provisions of Clauses 17.2.3, 17.2.5, 17.3 or 19.4 or any one or more of the provisions of the Security Documents relating to the Insurances;

20.1.3
the Borrower fails to observe or perform any provision of the Security Documents other than those referred to in Clauses 20.1.1 and 20.1.2 and either, in the opinion of the Lender, such default is not remediable or, in the case of any such default which the Lender considers capable of remedy, such default continues for a period of seven (7) days after the Lender, by notice to the Borrower, requires the same to be remedied;

20.1.4
any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of the Security Documents, or for the Borrower to comply with its obligations thereunder, or in connection with the ownership or operation of the Vessel, is revoked, withheld or expires, or is modified in what the Lender considers a material respect;

20.1.5
the Vessel becomes a Total Loss and (without prejudice to the Borrower's obligations under Clause 6.2) the Lender does not receive, within 90 days following the Total Loss Date, the insurance proceeds relating to the Total Loss in an amount not less than the amount for which the Vessel is required to be insured under the Security Documents as at the Total Loss Date or, if lower, the amount of the Outstanding Indebtedness at the date of receipt by the Lender;

20.1.6
a petition is filed, or an order made, or an effective resolution passed, for the compulsory or voluntary winding-up, liquidation or dissolution of the Borrower (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of the Lender has been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to the Borrower or if the Borrower suspends payment of, or is unable to or admits inability to pay, its debts as they fall due or makes any special arrangement or composition with creditors generally or any class of its creditors;

20.1.7
an administrator, administrative receiver, liquidator, receiver or trustee or similar official is appointed of the whole, or what the Lender considers a material part, of the property, assets or undertaking of the Borrower or if the Borrower applies for, or consents to, any such appointment;

20.1.8
any step is taken (including, without limitation, the making of any application or the giving of any notice) by the Borrower or by any other person to appoint an administrator in respect of the Borrower;

20.1.9	an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or what the Lender considers a material part, of the property, assets or undertaking of the Borrower;

20.1.10
the Borrower ceases, or threatens to cease, to carry on its business, or disposes or threatens to dispose of what the Lender considers a material part of its properties, assets or undertakings, or such a part is seized, nationalised, appropriated or compulsorily purchased by or under the authority of any government;

20.1.11	anything is done, suffered or omitted to be done or occurs which, in the opinion of the Lender, would in any way imperil the security created by the Security Documents;

20.1.12
an event of default or event of termination occurs in relation to any obligation whatsoever of the Borrower in respect of Financial Indebtedness, whether such obligation is to the Lender or any other person, or any guarantee or indemnity given by the Borrower is not honoured when called;

20.1.13
any representation or warranty made or deemed to be made in any of the Security Documents or Underlying Documents, or in any certificate or statement delivered in connection with any of the Security Documents or Underlying Documents or in the negotiations leading up to the conclusion of this Agreement is, or at any time becomes, incorrect in any respect which the Lender considers materially adverse to the Lender and is not remedied within fourteen (14) days, as if such representation or warranty were made as of such time;

20.1.14	the Borrower ceases to be a company duly registered in good standing in the place in which it was incorporated;

20.1.15	without the prior written consent of the Lender there is any change in the legal or beneficial ownership of the shares of the Borrower;

20.1.16	in the opinion of the Lender there is any material adverse change in the financial condition or prospects of the Borrower;

20.1.17	any of the events specified in Clauses 20.1.1 to 20.1.17 inclusive occurs (mutatis mutandis) in relation to any other Obligor;

20.1.18
any event occurs or proceeding is taken in relation to the Borrower or any other Obligor in any jurisdiction which has an effect equivalent or similar to any of the events specified in Clauses 20.1.6 to 20.1.8 inclusive;

20.1.19	the registration of the Vessel under the laws and flag of its approved Flag State is cancelled or terminated without the prior written consent of the Lender;

20.1.20
any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of any of the Underlying Documents, or for any of the parties thereto to comply with its obligations thereunder, is revoked, withheld or expires, or is modified in what the Lender considers a material respect;

20.1.21
it becomes impossible or unlawful for any party to any of the Underlying Documents to fulfil any of its obligations under, or to exercise any rights vested in it by any of the Underlying Documents or any of the Underlying Documents is breached in any material respect by any party thereto or is terminated or for any reason becomes invalid or unenforceable or otherwise ceases to be in full force and effect or any party thereto repudiates or threatens to repudiate any of the Underlying Documents;

20.1.22	the Vessel is not delivered to and accepted by the Guarantor in accordance with the provisions of the Building Contract;

20.1.23	any event of default (as so described in any other of the Security Documents) occurs; or

20.1.24
the Borrower, any other Obligor and/or any Environmental Affiliate fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof would, in the opinion of the Lender, have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Obligor or on the security constituted by any of the Security Documents.

20.2	Lender's remedies

Upon the occurrence of an Event of Default and at any time thereafter without prejudice to any of the rights and remedies of the Lender under any of the other Security Documents or otherwise the Lender may take any one or more of the following actions:

20.2.1	by written notice to the Borrower declare its commitment to advance the Loan and the Master Agreement cancelled, whereupon the same shall be cancelled;

20.2.2
by written notice to the Borrower demand the immediate repayment of the Loan, all interest accrued thereon and all other Outstanding Indebtedness; whereupon the same shall become immediately due and payable; and

20.2.3	(if any Bank Guarantee has then been issued and is outstanding) by written notice to the Borrower demand that the Borrower:

20.2.4	give the Lender cash cover for all or (if the Lender so specifies) part of the amount of the Bank Guarantee Liabilities; and/or

20.2.5	put the Lender in funds to make a payment which the Issuing Bank is then authorised by this Agreement to make in connection with the Bank Guarantee Liabilities; and/or

20.2.6
execute such documents as the Lender may require in order to create or perfect in the Lender's favour a restriction on withdrawal or repayment of any amount paid by the Borrower under this Clause 21.2 and/or a security in or over such amount, in each case to secure or support the Borrower's liabilities to the Lender under this Agreement;

20.2.7	take steps to exercise the rights and remedies conferred upon the Lender by this Agreement and the other Security Documents and exercisable on or after the occurrence of an Event of Default.

21.	FEES, EXPENSES AND INDEMNITIES

21.1	Fees

The Borrower shall pay to the Lender:

21.1.1	an arrangement fee of $120,000, such arrangement fee being agreed to having been earned on acceptance by the Borrower of the Lender's commitment letter dated 9 July 2008;

21.1.2
in relation to each Advance and the Guarantee Facility, a commitment fee at the rate of 0.3% per annum on the daily undrawn amount of such Advance and the daily unutilised amount of the Guarantee Facility from and including the date of this Agreement to and including the date of payment, such fee to be payable by the Borrower quarterly in arrears and on the last day of the Commitment Period applicable to such Advance and/or the Guarantee Facility;

21.1.3
guarantee commission quarterly in arrears at an annual rate equal to 1.4% per annum on the daily average maximum amount of the Bank Guarantee Liabilities in relation to the relevant period. The first period in respect of which such guarantee commission shall be calculated will be the period from the Issue Date of the first Bank Guarantee up to the next quarter date; thereafter the guarantee commission shall be calculated for each of the following consecutive periods of 3 months respectively in each year with a final instalment being calculated in respect of the period ending on the Delivery Date of the Vessel.

21.2	Indemnity against costs

The Borrower shall pay to the Lender on demand, and the Borrower shall indemnify and keep the Lender indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by the Lender:

21.2.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Security Documents;

21.2.2
in the enforcement or preservation or the attempted enforcement or preservation of any of the Lender's rights and powers under this Agreement and the other Security Documents or of the security constituted by the Security Documents;

21.2.3
in connection with any actual or proposed amendment of or supplement to this Agreement or any other of the Security Documents, or with any request of the Lender to grant any consent or waiver in respect of any provision of this Agreement or any other of the Security Documents, whether or not the same is given; and

21.2.4	arising out of any act or omission made by the Lender in good faith in connection with any of the matters dealt with in the Security Documents.

21.3	Stamp duties

The Borrower shall pay any and all stamp, documentary, registration and like taxes or charges imposed by governmental authorities in relation to this Agreement and the other Security Documents, and the Borrower shall indemnify the Lender against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Borrower to pay such taxes or charges.

21.4	General indemnities

The Borrower shall pay to the Lender on demand, and the Borrower shall indemnify the Lender against any losses, expenses or liabilities whether actual or contingent, (as to the amount of which the Lender's certificate shall be conclusive and binding upon the Borrower, except in case of manifest error) suffered or incurred by the Lender in connection with or as a result of:

21.4.1	any Advance not being drawn in full on the Drawdown Date specified in the Borrower's Notice of Drawdown in respect of that Advance for any reason, other than as a result of a default by the Lender;

21.4.2	any repayment or prepayment of the whole or any part of an Advance being made on any date other than the last day of the Interest Period applicable thereto;

21.4.3	any default in payment by the Borrower of any sum due under the Security Documents on its due date; or

21.4.4	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

21.5	Breakage costs

Without prejudice to its generality, Clause 21.4 shall extend to:

21.5.1	any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed by the Lender in order to fund any unpaid amount; and

21.5.2
to any loss (including loss of profit), premium, penalty or expense which may be incurred by the Lender in liquidating or employing deposits from third parties taken to make, maintain or fund the Loan (or any part thereof) or any other amount due or to become due to the Lender under the terms of any of the Security Documents.

21.6	Lender's Management Time

Any amount payable to the Lender by the Borrower under Clauses 21.2.2 and 21.2.3 and under Clause 21.4 shall include the cost of utilising the Lender's management time or other resources, which cost will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower, and is in addition to any fee paid or payable to the Lender under Clause 21.1.

21.7	Currency indemnity

The following shall apply if any amount is received or recovered by the Lender in respect of any moneys or liabilities due, owing or incurred by the Borrower to the Lender (whether as a result of any judgment or order of any court or in the bankruptcy, administration, reorganisation, liquidation or dissolution of the Borrower or by way of damages for any breach of any obligation to make any payment to the Lender) in a currency (the "Currency of Payment") other than Dollars in whatever circumstances and for whatever reason:

21.7.1
such receipt or recovery shall only constitute a discharge to the Borrower to the extent of the amount in Dollars which the Lender is able or would have been able, on the date or dates of receipt by it of such payment or payments in the Currency of Payment (or, in the case of any such date which is not a Banking Day, on the next succeeding Banking Day), to purchase in the foreign exchange market of its choice with the amount or amounts so received;

21.7.2
if the amount of Dollars which the Lender is so able to purchase falls short of the amount originally due to the Lender, the Borrower shall indemnify and hold the Lender harmless against any loss or damage arising as a result by paying to the Lender that amount in Dollars certified by the Lender as necessary to so indemnify and hold harmless the Lender;

21.7.3
this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order; and

21.7.4
the certificate of the Lender as to the amount of any such loss or damage (which shall be deemed to constitute a loss suffered by the Lender) shall (save in case of manifest error) for all purposes be conclusive and binding on the Borrower.

21.8	Environmental indemnity

Without prejudice to or limitation of any other rights or remedies that may at any time be available to or exercisable by the Lender, the Borrower shall indemnify and hold harmless the Lender on demand against all costs, expenses, liabilities, losses, damages, and injury, personal or economic, sustained or incurred by the Lender or its property (real or personal) for any reason as a result of or in connection with any release or the emission, presence, discharge of Material of Environmental Concern on, from, affecting or caused by the Vessel or any other Relevant Ship under any applicable Environmental Laws including, but not limited to, costs and expenses incurred to clean up or remove discharged oil or other Material of Environmental Concern, damages to third parties, natural resource damage, assessments or penalties, and whether sustained or incurred during or after the Security Period.

21.9	Survival of indemnities

The indemnities contained in the Security Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

22.	CHANGES IN CIRCUMSTANCES

22.1	Market disturbances

This Clause 22 applies if at any time prior to the commencement of any Interest Period:

22.1.1
the Lender shall determine that, by reason of circumstances affecting the Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Interest Rate applicable to that Interest Period;

22.1.2
the Lender shall determine that the rate at which deposits in Dollars are being offered to the Lender in the Interbank Market would not adequately reflect the cost to the Lender of making, funding or maintaining the Loan or any part thereof for the duration of that Interest Period; or

22.1.3
the Lender shall determine that, by reason of circumstances affecting the Interbank Market generally, deposits in Dollars are not available to it in sufficient amounts in the ordinary course of business and that accordingly the Lender will not be able to make, fund or maintain the Loan or any part of it during that Interest Period or maintain its obligations under the Master Agreement.

22.2	Determination Notice

If any of the circumstances described in Clause 22.1 occurs, the Lender shall promptly give notice thereof (a "Determination Notice") to the Borrower.

22.3	Suspension of Lender's commitment

If a Determination Notice is given prior to the Loan or any part thereof being advanced by the Lender, then the Lender's obligation to make available the Loan or any part thereof and/or perform its obligations under the Master Agreement shall be suspended during the continuation of such circumstances.

22.4	Mitigation

If the Determination Notice is given after the advance of the first Advance by the Lender, then the obligation of the Lender to make available any further Advances shall be suspended during the continuation of such circumstances and, in relation to that part of the Loan already drawn, the Borrower and the Lender shall negotiate in good faith in order to agree a mutually satisfactory Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender to be substituted for those which would otherwise have applied under this Agreement.

22.5	Alternative funding

If the Borrower and the Lender are unable to agree an Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender within a period not exceeding 30 days of the giving of such Determination Notice, the Lender shall set an Interest Rate or Rates, an Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender all to take effect from the expiration of the Interest Period current at the date of the Determination Notice, which Interest Rate or Rates shall be the aggregate of the Applicable Margin and the cost to the Lender of funding the Loan or relevant part thereof (as the case may be) in any available currency for the Interest Period or Periods so set.

22.6	Repeat of procedure

If the state of affairs referred to in the Determination Notice extends beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary.

22.7	Borrower's right of prepayment

The Borrower may give 10 Banking Days notice to the Lender that it wishes to prepay the Loan as a result of an interest rate set pursuant to Clause 22.5. The relevant provisions of Clause 6.3 shall apply to that prepayment.

23.	INCREASED COST

23.1	Causes of increased cost

This Clause 23 applies if the Lender considers that as a result of (a) the introduction of or any change in any applicable law, regulation or official directive (whether or not having the force of law), or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, or (b) compliance by the Lender with any directive, request or requirement from any applicable governmental, fiscal or monetary authority (whether or not having the force of law) or (c) any requirements for increases in or any other alterations affecting capital adequacy:

23.1.1	there is any change in the basis of taxation (other than the basis of taxation of the Lender's overall net income) of payments by the Borrower to the Lender of principal, interest or otherwise;

23.1.2	there is any change in the basis of taxation of payments by the Lender of principal or interest on, or otherwise in respect of, deposits taken from third parties to make, fund or maintain the Loan;

23.1.3
any reserve, special deposit, cash ratio, liquidity or other requirements are imposed, modified or deemed applicable against assets held by or deposits in or for the account of, or loans by, the Lender (including, without limitation, any such requirements arising out of the implementation of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Measurement and Capital Structures"); or

23.1.4	any other condition is imposed on the Lender in respect of the transactions contemplated by this Agreement and/or the Master Agreement or any other of the Security Documents,

and, as a result, the Lender incurs an increased cost.

23.2	Types of increased cost

An increased cost is:

23.2.1	any additional cost to the Lender of making, funding or maintaining the Loan or any part thereof or entering into this Agreement and/or the Master Agreement;

23.2.2	any reduction in any amount payable or the effective return to the Lender under this Agreement and/or the Master Agreement; or

23.2.3
the amount of any payment made by the Lender or the amount of any interest or other return foregone by the Lender calculated by reference to any amount received or receivable by the Lender from any other person who is a party to this Agreement and/or the Master Agreement or any Security Documents.

23.3	Notification

The Lender shall promptly notify the Borrower of any increased cost incurred by the Lender.

23.4	Indemnification of Lender

The Borrower shall pay to the Lender from time to time upon demand such additional moneys as the Lender shall specify to be necessary to indemnify the Lender for any increased cost.

23.5	No defence

It shall not be a defence to a claim by the Lender under this Clause 23 that any increased cost could have been avoided by the Lender.

23.6	Separate debt

Any amount due from the Borrower under this Clause 23 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

23.7	Borrower's right of prepayment

The Borrower may give ten (10) Banking Days notice to the Lender that it wishes to prepay the Loan as a result of any amounts payable by the Borrower under this Clause 23.  The relevant provisions of Clause 6.3 shall apply to that prepayment.

24.	ILLEGALITY

24.1	Causes of illegality

This Clause 24 applies if the introduction of, or any change in, any applicable law or regulation, or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, makes it unlawful for the Lender to maintain or give effect to its obligations under this Agreement.

24.2	Notification

The Lender shall promptly notify the Borrower of the occurrence of any of the circumstances described in Clause 24.1.

24.3	Mandatory prepayment

On so notifying the Borrower the Lender's obligations under this Agreement shall terminate forthwith and the Borrower shall immediately prepay the Loan. The relevant provisions of Clause 6.3 shall apply to that prepayment.

24.4	Force majeure

The Lender will not be liable for any failure on its part to provide or maintain the Loan or any part thereof resulting, directly or indirectly, from any action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever outside its control.

25.	ASSIGNMENTS AND TRANSFERS

25.1	Successors and assigns

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

25.2	No assignment by Borrower

The Borrower may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Security Documents without the prior written consent of the Lender (which shall not be unreasonably withheld or delayed).

25.3	Assignment and sub-participation by Lender

The Lender may freely assign and/or sub-participate all or any of its rights and benefits under this Agreement and under the other Security Documents to another bank or other finance institution.

25.4	Transfer of obligations by Lender

The Lender may transfer all or any of its obligations under this Agreement and under the other Security Documents subject to the prior consent of the Borrower, which shall not be unreasonably withheld, provided that no such consent shall be required in the case of a transfer to a subsidiary, affiliate or holding company of the Lender.

25.5	Disclosure of information

The Lender may disclose to any potential transferee, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Security Documents, such information about the Borrower and the other Obligors and their respective businesses, assets or financial condition as the Lender shall consider appropriate.

25.6	Change of lending office

The Lender may at any time and from time to time change its lending office and/or delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Security Documents to any person providing that the Lender remains primarily liable.

25.7	Further assurance

The Borrower undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and deliver of all such instruments and documents as the Lender may reasonably require for the purpose of perfecting any such assignment, transfer, sub-participation, change or delegation as aforesaid.

26.	SET-OFF

26.1	Set-off

The Borrower authorises the Lender without prejudice to any of the Lender's rights at law in equity or otherwise, at any time and without notice to the Borrower:

26.1.1
to combine and/or consolidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Borrower with any branch of the Lender;

26.1.2
to apply any credit balance (whether or not then due) on any such account or accounts of the Borrower in or towards satisfaction of any sum due and payable but not paid to the Lender and any other liability of the Borrower (whether actual or contingent) under this Agreement and/or any of the Security Documents; and

26.1.3	to do in the name of the Borrower and/or the Lender all such acts and execute all such documents as may be necessary or expedient to effect such application.

26.2	Set off under Master Agreement

The rights conferred on the Lender by this Clause 26 shall be in addition to, and without prejudice to or in limitation of, the rights of netting and set off conferred to the Lender by the Master Agreement. The Borrower acknowledges that the Lender shall be under no obligation to make any payment to the Borrower under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Potential Event of Default, or an Event of Default or Termination Event (as those terms are defined in the Master Agreement).

26.3	Purchase of other currencies

For all or any of the above purposes, the Lender is authorised to purchase with the moneys standing to the credit of such account or accounts any such other currency or currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this Clause 26.

27.	MISCELLANEOUS

27.1	Time of essence

Time is of the essence as regards every obligation of the Borrower under this Agreement and the other Security Documents, but no delay or omission by the Lender to exercise any right, power or remedy vested in it under this Agreement or any other of the Security Documents or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by the Borrower.

27.2	No waiver

If the Lender on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

27.3	Waivers to be in writing

Any waiver by the Lender of any provision of this Agreement or any other of the Security Documents, and any consent or approval given by the Lender shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

27.4	Amendments to be in writing

Neither this Agreement nor any of the other Security Documents may be amended or varied orally but only by an instrument signed by the Lender and each of the other parties thereto.

27.5	Remedies cumulative

The rights, powers and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as the Lender may think fit.

27.6	Severability

If at any time one or more of the provisions of this Agreement or any other of the Security Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

27.7	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

27.8	Conclusiveness of Lender's certificates

The certificate or determination of the Lender of a rate or amount under this Agreement and any other Security Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrower.

27.9	Previous offers by the Lender superseded

This Agreement shall in all respects supersede the terms of any offer or commitment with respect to the Loan made by the Lender to the Borrower or its agents prior to the date of this Agreement (save for any provision relating to the payment of the Lender's fees and expenses).

28.	FURTHER ASSURANCE

28.1	Borrower's duties

The Borrower shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Lender may reasonably require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement.

29.	NOTICES

29.1	Addresses

All notices (which expression includes any demand, request, consent or other communication) to be given by one party to the other under this Agreement and the other Security Documents shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

29.1.1	in the case of the Lender, as follows:

Domshof 17
28195 Bremen
Federal Republic of Germany

Telefax No:	+(49) 421 3609 329
Attn:	Matthias Fischer

29.1.2	in the case of the Borrower, as follows:

c/o Walkers SPV Limited
Walker House
87 Mary Street
George Town
Grand Cayman KY1-9002
Cayman Islands

Telefax No:	1 345 945 4757
Attn:	The Director, Kronos Shipping I, Ltd.

29.2	Changes of address

If the Lender or the Borrower wishes to change its address for communication, the one shall give to the other not less than 5 Banking Days' notice in writing of the change desired.

29.3	Deemed receipt of notices

Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 2 days after posting (in the case of letters sent internationally), provided that notices to the Lender shall be effective only upon their actual receipt by the Lender. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

29.4	English language

All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Security Documents shall be in the English language or be accompanied by a certified English translation.

30.	APPLICABLE LAW AND JURISDICTION

30.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

30.2	Submission to jurisdiction

The Borrower hereby irrevocably agrees for the exclusive benefit of the Lender that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 30 as "Proceedings") which may arise out of or in connection with this Agreement and/or any of the other Security Documents, and for such purposes irrevocably submits to the jurisdiction of such courts.

30.3	Service of process

The Borrower hereby irrevocably agrees:

30.3.1
that, for the purpose of Proceedings in England, any legal process may be served upon SH Process Agents Limited whose registered office is presently at One, St. Paul's Churchyard, London EC4M 8SH who is hereby authorised to accept service on behalf of the Borrower, which shall be deemed to be good service on the Borrower; and

30.3.2
that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Lender, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

30.4	Choice of forum

Nothing in this Clause 30 shall affect the right of the Lender to serve process in any manner permitted by law or limit the right of the Lender to take Proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by the Lender in any other jurisdiction, whether concurrently or not.

The Borrower shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Security Documents.

30.5	Forum convenience

The Borrower irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 30, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon the Borrower and may be enforced without review in the courts of any other jurisdiction.

30.6	Consent

The Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

30.7	Waiver of immunity

To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its property or assets immunity in respect of its obligations under this Agreement from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process, or to the extent that in any such jurisdiction there may be attributed to it or its property or assets such immunity (whether or not claimed) the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

FORM OF NOTICE OF DRAWDOWN

TO:	Deutsche Schiffsbank Aktiengesellschaft
Domshof 17
28195 Bremen
Federal Republic of Germany

ATTN:	Matthias Fischer

Dear Sirs
[•][•]
NOTICE OF DRAWDOWN

Notice of Drawdown - Loan and Guarantee Facility Agreement dated [•] 20[•]

We refer to the loan and guarantee facility agreement dated [•] 2008 (the "Facility Agreement") made between (1) ourselves as Borrower and (2) yourselves as Lender providing for the making available to us of a secured term loan in the amount of up to $30,000,000 and a guarantee facility in the amount of up to $16,320,000.

Pursuant to Clause 3 of the Loan Agreement we hereby give you notice that we wish to draw the Loan as follows:

Amount of Loan	: $[•]

Proposed Drawdown Date	: [•]

Duration of first Interest Period	: [•]

We hereby request and authorise you to apply the proceeds of the Loan by paying the proceeds by [•], to [•] Account No. [•], quoting the reference [•].

We confirm that:

1.	the representations and warranties made by us as set out in Clause 16 of the Loan Agreement are true and accurate on the date hereof as if made on such date; and

2.	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing.

Yours faithfully

For and on behalf of
KRONOS SHIPPING I, LTD.

SCHEDULE 2

FORM OF ISSUE REQUEST

TO:	Deutsche Schiffsbank Aktiengesellschaft
Domshof 17
28195 Bremen
Federal Republic of Germany

ATTN:	Matthias Fischer

Date: [•] 200[•]
Dear Sirs

Issue Request - Loan and Guarantee Facility Agreement dated [•] 2008

We refer to the loan and guarantee facility agreement dated [•] 2008 (the "Facility Agreement") made between (1) ourselves as Borrower, (2) yourselves as Lender providing for the making available to us of a secured term loan in the amount of up to $30,000,000 and a guarantee facility in the amount of up to $16,320,000.

Expressions defined in the Facility Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 4 of the Facility Agreement we hereby give you notice that we wish you to issue to the Seller on [•] 200[•] the Bank Guarantee in respect of the Vessel with hull number MD2007-11-12 in the form attached to the Facility Agreement .

We confirm that:

(a)	the representations and warranties made by us as set out in Clause 16 of the Facility Agreement are true and accurate on the date hereof as if made on such date; and

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the issue of the requested Bank Guarantee.

Yours faithfully

For and on behalf of
KRONOS SHIPPING I, LTD.

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE

The documents and evidence referred to in Clause 14 are as follows:

A.	Documents and evidence to be received on or before the date on which Notice of Drawdown for any Advance is given by the Borrower

1.	Certified copies of the certificate of incorporation and the memorandum and articles of association or equivalent constitutional documents of each Obligor.

2.	A certificate of good standing for each Obligor or other evidence that each Obligor is in good standing in its country of incorporation.

3.	A certificate of incumbency of each Obligor, signed by the secretary or a director of that Obligor stating its officers and directors.

4.
A certificate as to the shareholding of each Obligor, signed by the secretary or a director of that Obligor, stating the full names and addresses of the person or persons legally and beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of that Obligor.

5.
Certified copies of resolutions duly passed by the directors and the shareholders of each Obligor at separate meetings evidencing approval of the transactions contemplated by this Agreement and the other Security Documents and the Underlying Documents and authorising the execution of the same.

6.	The original of any power of attorney issued by each Obligor in favour of any person or persons executing this Agreement and the other Security Documents.

7.
Certified copies of all licences, authorisations, approvals and consents required in connection with the execution, delivery, performance, validity and enforceability of the Security Documents and the Underlying Documents.

8.	Such certificates and documents as the Lender may require to comply with any money-laundering prevention procedures then applicable to it.

9.
Original of the Refund Guarantee with evidence of due execution thereof by the Refund Guarantor and of SAFE registration of the Refund Guarantee and the Pre-Delivery Security Assignment satisfactory to the Lender together with certified copies of the Underlying Documents and of all documents, signed or issued by the Borrower and/or the other parties thereto under or in connection therewith.

10.	The Security Documents referred to in Clause 15.3 and all documents, instruments, notices and acknowledgements thereto required under those Security Documents duly executed by the relevant Obligors.

11.
Evidence that the Earnings Account has been duly opened by the Borrower and/or the Guarantor with the Lender and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of such Account have been duly delivered to the Lender.

12.
Confirmation from the agents in England nominated in this Agreement and elsewhere in the Security Documents by each Obligor for the acceptance of service of process, that they consent to such nomination.

13.
Favourable opinions from the Lender's legal advisers with respect to each Obligor, and the overall transaction contemplated by this Agreement, in such terms as the Lender may require, including opinions from the following:

Walkers - special legal advisers to the Lender on the laws of the Cayman Islands;

Montanios & Montanios - special legal advisers to the Lender on the laws of Cyprus.

14.
Evidence that the Guarantor has paid the First Instalment of the Contract Price payable pursuant to the Building Contract together with the Seller's confirmation that it has no further claims in respect of that amount.

15.	Copies of the supervision agreement(s) in relation to the Vessel.

16.	In respect of each Pre-Delivery Advance which is to be paid to the Seller in or towards payment of the relevant instalment of the Contract Price:

16.1	a telefax notice from the Seller attaching the relevant Stage Certificate countersigned by the Classification Society in the appropriate form prescribed by Article II of the Building Contract; and

16.2
payment by the Guarantor to the Lender 3 Banking Days prior to the applicable Drawdown Date of the balance of the relevant amount then due to the Seller under the Building Contract which is not being financed with the proceeds of that Advance.

17.	Such certificates and documents as the Lender may require to comply with the money laundering prevention procedures applicable to it.

B.	The documents and evidence to be received on or before the Drawdown Date of the Delivery Advance

1.
The Security Documents specified in Clause 15.4 and all documents, instruments, notices and acknowledgements thereto required under those Security Documents duly executed by the relevant Obligors, and, in the case of the Mortgage, evidence that that Mortgage has been duly registered or is capable of immediate registration with the required priority in the appropriate register.

2.	Evidence that:

2.1
the Vessel has been duly completed and unconditionally delivered by the Seller to the Guarantor in accordance with the Building Contract and accepted by the Guarantor as being in all respects in compliance with the provisions of the Building Contract to include certified true copies of the protocol of delivery and acceptance signed by the Seller and of all other documents to be provided by the Seller upon delivery of the Vessel pursuant to the Building Contract;

2.2	that it is in the absolute ownership of the Guarantor as the sole, legal and beneficial owner of the Vessel free from all Encumbrances save for Permitted Encumbrances;

2.3	it is duly registered under the agreed Flag State in the sole ownership of the Guarantor;

2.4
that it is in compliance with all applicable laws, regulations and requirements (statutory or otherwise) applicable to ships registered under the agreed Flag State and engaged in the service in which it is or is to be engaged;

2.5	it is operationally seaworthy and in every way fit for service;

2.6	the Vessel maintains its classification with the Classification Society free from all recommendation, notations and average damage;

2.7	it is managed by the Approved Manager on the terms of the Approved Management Agreement; and

2.8
it is insured in accordance with the provisions of the relevant Security Documents and all requirements of those Security Documents in respect of the Insurances and the noting of the Lender's interest thereon have been complied with.

3.
A valuation of the Vessel dated not earlier than 20 days prior to the Delivery Date by a valuer nominated by the Lender (and at the cost of the Borrower) evidencing a market value of the Vessel acceptable in all respects to the Lender.

4.	An opinion from the Lender's insurance advisers on the Insurances satisfactory in all respects to the Lender.

5.	Evidence satisfactory to the Lender in all respects of compliance by the Vessel with the requirements of the ISM and ISPS Code.

6.	All amounts payable to the Seller under the Building Contract other than that part to be financed by the Lender shall be paid to the Lender 3 Banking Days before the Delivery Date.

7.	Evidence satisfactory to the Lender in respect of the Delivered Cost of the Vessel;

8.	Favourable legal opinions on the laws of any relevant jurisdiction from such firm in that jurisdiction as the Lender may appoint.

9.	Such updating documents and evidence in respect of any matters referred to at A. above as the Lender may reasonably require.

C.
Unless otherwise specified, each copy document referred to in this Schedule shall be certified as a true and complete and up to date copy of the original by a director or the secretary of the Borrower or by another person acceptable to the Lender.

SCHEDULE 4

FORM OF BANK GUARANTEE

To:         Jiangxi Topsky Technology Co., Ltd.
N0.200 Zanggian Road
Nanchang City 330002
Jiangxi Province
The People's Republic of China

and

Nantong Mingde Heavy Industry Stock Co., Ltd.
Wujie Town
Tongzhou City
Jiangsu
The People's Republic of China

Date: [•] 2008
Dear Sirs

1.
In consideration of Jiangxi Topsky Technology Co., Ltd. and Nantong Mingde Heavy Industry Stock Co., Ltd. (hereinafter collectively called the "SELLER") entering into the Shipbuilding Contract No. MD096-25000-CT-06 (the "Shipbuilding Contract") dated 12 December 2007 with Anthos Shipping Co. Ltd. of Limassol Cyprus as the buyer (the "BUYER") for the construction of one (1) 25,000DWT Product Oil/Chemical Tanker IMO-II known as shipyard's Hull No. MD2007-11-12 (the "Vessel"), we, Deutsche Schiffsbank Aktiengesellschaft hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of the [2nd][3rd] instalment of the Contract Price] (as defined in the Contract) amounting to a total sum of United States Dollars eight million one hundred and sixty thousand Dollars (US$8,160,000) only as specified in (2) below.

2.
The instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the [2nd] [3rd] instalment of the Contract Price in an amount not exceeding Dollars eight million one hundred and sixty thousand (US$8,160,000) payable by the BUYER within five (5) New York banking days after [the cutting of the first steel plate in the Seller's workshop] [laying of the keel] of the Vessel as advised to us in writing by the SELLER.

3.
We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each instalment guaranteed hereunder at the rate of six per cent (6%) per annum from and including the first day after the respective instalment has become due, as advised to us in writing by the SELLER until the date of full payment by us of such amount guaranteed hereunder.

4.
In the event that the BUYER fails to punctually pay any instalment guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) calendar days, then, upon receipt by us of your first written demand stating that the claimed amount is due to you and has remained unpaid for fifteen (15) calendar days from the due date, we shall immediately pay to you (the SELLER) the relevant instalment, together with the interest as specified in paragraph 3 hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold. Any demand has to be accompanied by and any payment is subject to a written confirmation signed by BUYER'S representative confirming with regard to the [second] [third] instalment the [the cutting of the first steel plate in the SELLER'S workshop][keel laying] was carried out however, in any event of the [2nd][3rd] instalment shall not be earlier than [xxxx 200x].

5.
Any payment by us under this Guarantee shall be made in United States Dollars by telegraphic transfer to [SELLER'S Bank] as receiving bank nominated by you for credit to the account of you with, [name and address of SELLER'S Bank], in favour of you.

Any payment made by ourselves or by the BUYER through ourselves under reference of this Guarantee shall automatically reduce this Guarantee by the amount of the payment accordingly.

Our obligations under this Guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the SELLER'S delay in the construction and/or delivery of the Vessel due to whatever cause or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

However, in the event of any dispute between the Buyer and the SELLER and such dispute is referred by the SELLER or by the BUYER to arbitration in accordance with Article XXI of the Shipbuilding Contract, we shall be entitled to withhold and defer payment until the arbitration award is published in favour of the SELLER.

6.
Any claim or demand shall be in writing signed by one of your officers and may be served on us by hand or by post and if sent by post to Domshof 17, 28195 Bremen, Federal Republic of Germany, Attn: Matthias Fischer (or such other address as we may notify you in writing), or by authenticated swift via [SELLER'S Bank], who shall certify the signature on your demand is authentic. The signature on any demand by hand or by mail shall be authenticated thereon by [SELLER'S Bank].

7.
This Guarantee shall come into full force and effect upon receipt by us of the respective Refundment Guarantee issued by [•] and our receipt of the BUYERS written acceptance thereof, and expires with the return of this original Guarantee to us or with the payment of the guaranteed amount, at the latest however on [date to be inserted] by which date demands in full in accordance with the guarantee terms must have been received by us in (•). We shall advise you in writing upon our receipt of the BUYER'S written acceptance of the Refundment Guarantee.

8.
The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of United States Dollars [insert amount] being an amount equal to the sum of the [2nd][3rd] instalment guaranteed hereunder, plus interest as stated above.

9.
All payments by us under this Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

10.	This Letter of Guarantee may not be assigned by you without our prior written consent (not to be unreasonably withheld).

11.
This Letter of Guarantee shall be construed in accordance with and governed by the laws of England. Any dispute arising under this Letter of Guarantee shall be settled by arbitration in London, England in accordance with English Law. The arbitration panel shall be comprised of three arbitrators, one to be chosen by us and the other to be chosen by you. The two arbitrators thus appointed shall select a third arbitrator. All arbitration shall be conducted in English and the award shall be binding and final on all parties.

12.	Upon expiry of this Letter of Guarantee as aforesaid you shall return the same to us without any request or demand from us.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorised representative the day and year above written.

Very Truly Yours

By:

THE BORROWER

SIGNED for and on behalf	)
of KRONOS SHIPPING I, LTD.	)
by /s/ Jason Morton	)
)
its duly appointed attorney	)
in the presence of: Valentine Nikiforan	)

/notary/

THE LENDER

SIGNED for and on behalf	)
of KRONOS SHIPPING I, LTD.	)
by /s/ Rebecca Oliver	)
)
its duly appointed attorney	)
in the presence of: Adam Shire	)

/notary/